                           SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Useof the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                                   NIKE, INC.
                                   ----------
                (Name of Registrant as Specified In Its
Charter)

                                   NIKE, INC.
                                   ----------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4)
    and 0-11.

        (1) Title of each class of securities to which transaction applies:


        (2)     Aggregate number of securities to which
transaction applies:


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *


        (4)     Proposed maximum aggregate value of
transaction:


           * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]    Check box if any part of the fee is offset as
provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:


        (2)     Form, Schedule or Registration Statement
No.:


        (3)     Filing Party:


        (4)     Date Filed:

---------
Notes:

                                  [NIKE LOGO]

                                   NIKE, Inc.
                               One Bowerman Drive
                          Beaverton, Oregon 97005-6453


                                                            August 13, 1998

To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at The Orpheum Theatre, 203 S. Main, Memphis, Tennessee 38103, on Wednesday, September 23, 1998, at 10:00 A.M. Registration will begin at 9:00 A.M. You must present an admission ticket enclosed in this Proxy Statement.

     This year our annual meeting will be held in Memphis, the location of our largest distribution center in North America and the home of over 1,500 NIKE employees. I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-422-NIKE (6453) following the meeting.

     Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                          Sincerely,

                                          /s/ PHILIP H. KNIGHT
                                          Philip H. Knight
                                          Chairman of the Board
                                          and Chief Executive Officer

                                   NIKE LOGO

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 23, 1998

                            ------------------------

To the Shareholders of NIKE, Inc.

     The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Wednesday, September 23, 1998, at 10:00 A.M., Central Daylight Time, at The Orpheum Theatre, 203 S. Main, Memphis, Tennessee 38103, for the following purposes:

     1. To elect a Board of Directors for the ensuing year.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

     3. To vote upon two shareholder proposals described in this proxy statement, if the proposals are presented at the meeting.

     4. To transact such other business as may properly come before the meeting.

     All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 24, 1998, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                                          By Order of the Board of Directors

                                                    JOHN E. JAQUA

                                                    Secretary

Beaverton, Oregon
August 13, 1998

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 23, 1998, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 13, 1998.

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained The Altman Group, Inc., New York, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $8,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

     All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR: (1) the election of each of the named nominees for director, and (2) ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants; and AGAINST two shareholder proposals described in this proxy statement. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

     A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant General Counsel of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

     Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 24, 1998, will be entitled to vote at the Annual Meeting. On that date, 101,392,108 shares of Class A Stock and 185,837,019 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

     Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect four directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2, 3 and 4.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of 13 directors will be elected at the Annual Meeting. All of the nominees were elected at the 1997 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

     William J. Bowerman, Thomas E. Clarke, Jill K. Conway and Delbert J. Hayes are nominated by management for election by the holders of Class B Stock. The other nine nominees are nominated by management for election by the holders of Class A Stock.

     Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the four director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

     Background information on the nominees as of July 15, 1998, appears below:

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

     Ralph D. DeNunzio--Mr. DeNunzio, 66, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of AMP Incorporated, Federal Express Corporation and Harris Corporation.

     Richard K. Donahue--Mr. Donahue, 71, a director of the Company since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation. He is a trustee of the Joyce Foundation. Mr. Donahue is also a director of Courier Corp.

     Douglas G. Houser--Mr. Houser, 63, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

     John E. Jaqua--Mr. Jaqua, 77, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

     Philip H. Knight--Mr. Knight, 60, a director since 1968, is Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to June 1990. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

     Kenichi Ohmae--Mr. Ohmae, 55, a director since 1994, was Managing Director of McKinsey & Company, Inc., an international business consulting firm, with which he had been employed for over 20 years, until 1994. Mr. Ohmae serves as an advisor to many large companies in various industries around the world. He is the author of numerous books on global business strategy, including The Borderless World, The Mind of The Strategist, Triad Power: The Coming Shape of Global Competition, and Beyond National Borders: Reflections on Japan and the World. He is also a Director of Heisei Research Institute in Japan.

     Charles W. Robinson--Mr. Robinson, 78, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also director of Allen TELECOM, Inc., and a trustee of The Brookings Institution.

     A. Michael Spence--Dr. Spence, 54, has been the Philip H. Knight Professor and Dean of the Graduate School of Business at Stanford University since 1990. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. Dr. Spence is also a director of Bank of America NT & SA, Sun Microsystems, Inc., Siebel Systems and General Mills, Inc. He is a Fellow of the Econometric Society and is Chairman of the National Research Council Board on Science, Technology and Economic Policy.

     John R. Thompson, Jr.--Mr. Thompson, 56, a director since 1991, has been head coach of the Georgetown University men's basketball team since 1972. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

     William J. Bowerman--Mr. Bowerman, 87, a director since 1968, has served as Deputy Chairman of the Board and Senior Vice President of NIKE since 1980. Mr. Bowerman is a co-founder of the Company and served as Vice President from 1968 to 1980. From 1949 to 1972, Mr. Bowerman was head track coach at the University of Oregon, and he served as coach of the United States Olympic track team in 1972.

     Thomas E. Clarke--Dr. Clarke, 47, a director since 1994, joined the Company in 1980, and was elected President and Chief Operating Officer in 1994. Dr. Clarke has held various positions with the Company, primarily in research, design, development and marketing. He was appointed divisional vice president in charge of marketing in 1987. He was elected corporate Vice President in 1989 and appointed General Manager in 1990. Dr. Clarke holds a Doctorate degree in biomechanics.

     Jill K. Conway--Dr. Conway, 63, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society. Dr. Conway was President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., Arthur D. Little, Inc., The Allen Group, Inc., and Colgate-Palmolive Company. She is currently a trustee of Mount Holyoke College and Lifespan Inc., a Rhode Island based hospital network.

     Delbert J. Hayes--Mr. Hayes, 63, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

BOARD OF DIRECTORS AND COMMITTEES

     The Board currently has an Executive Committee, an Audit Committee, a Personnel Committee, a Finance Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Dr. Spence who attended 71 percent, Mr. Thompson who attended 44 percent, and Mr. Bowerman who attended 0 percent.

     The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman) and Clarke. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 1998, but took actions from time to time pursuant to written consent resolutions.

     The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Dr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met twice during the fiscal year ended May 31, 1998.

     The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met four times during the fiscal year ended May 31, 1998.

     The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 1998.

     The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Conway and Mr. Jaqua. The Subcommittee grants stock options under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan.

DIRECTOR COMPENSATION AND RETIREMENT PLAN

     Messrs. Knight and Clarke do not receive additional compensation for their services as directors. All other directors are paid a fee of $18,000 per year plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended, except that no fee is paid for attending Compensation Plan Subcommittee meetings. In addition, directors are reimbursed for travel and other expenses incurred in attending Board and committee meetings. The Company also provides its non-employee directors medical insurance and $500,000 of life insurance coverage.

     In 1989 and 1993 the Board of Directors approved resolutions that provide certain benefits to directors who have served in that capacity for five years or more. The plan provides that after ten years of service by a non-employee director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time such director retires. The plan also provides that a director who has served for at least five years will receive an annual retirement benefit for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. New directors elected after the 1993 fiscal year must retire at age 72. The retirement benefit is equal to a sliding percentage of the director's last annual Board fee (excluding meeting fees) beginning at 50 percent of the Board fee for five years of service up to a maximum of 100 percent of the Board fee for 10 or more years of service.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 1998, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Knight, Bowerman, Hayes and Jaqua and for all directors and officers as a group.


                                                       Shares
                                       Title of     Beneficially      Percent of
                                        Class        Owned(1)          Class(7)
                                       ---------    ------------      ----------
William J. Bowerman                    Class A          116,160           0.1%
Eugene, Oregon                         Class B          143,916
Thomas E. Clarke(5)                    Class B          564,082(2)(3)     0.3%
Portland, Oregon
Jill K. Conway                         Class B           74,000(2)
Boston, Massachusetts
Ralph D. DeNunzio                      Class B          178,000(2)        0.1%
Riverside, Connecticut
Richard K. Donahue                     Class B        1,132,907(2)        0.6%
Lowell, Massachusetts
Delbert J. Hayes                       Class A          770,000           0.8%
Newberg, Oregon                        Class B          790,445(3)        0.4%
Douglas G. Houser                      Class B           88,000
Portland, Oregon
John E. Jaqua                          Class A          605,526           0.6%
Eugene, Oregon                         Class B          605,526           0.3%
Philip H. Knight(5)                    Class A       95,653,192(4)       94.3%
Beaverton, Oregon                      Class B       95,653,192(4)       34.0%
Kenichi Ohmae                          Class B           48,000(2)
Tokyo, Japan
Charles W. Robinson                    Class B          460,000           0.2%
Santa Fe, New Mexico
A. Michael Spence                      Class B           12,000(2)
Palo Alto, CA
John R. Thompson, Jr.                  Class B           88,000(2)
Washington, D.C
George T. Porter (5)                   Class B              120(2)(3)
Portland, Oregon


                                                     Shares
                                       Title of      Beneficially      Percent of
                                        Class         Owned(1)           Class(7)
                                       ---------    ------------      ----------
Mark G. Parker(5)                      Class B          297,269(2)(3)     0.2%
Portland, Oregon
David B. Taylor(5)                     Class B          460,771(2)(3)     0.2%
Beaverton, Oregon
Nissho Iwai American Corporation       Preferred(6)     300,000         100.0%
Portland, Oregon
All directors and executive officers   Class A       97,144,878          95.8%
as a group (25 persons)                Class B      101,208,174(2)       35.3%

------------
(1) A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

(2) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 1998, the following numbers of shares: 562,288 shares for Dr. Clarke, 150,000 shares for Mr. DeNunzio, 813,892 shares for Mr. Donahue, 48,000 shares for Mr. Ohmae, 12,000 shares for Dr. Spence, 84,000 shares for Mr. Thompson, 295,058 shares for Mr. Parker, 456,164 shares for Mr. Taylor and 2,421,402 shares for the group.

(3) Includes shares held in account under the NIKE, Inc. 401(k) Plan for Dr. Clarke and Messrs. Hayes, Parker, Porter and Taylor in the amounts of 345, 2,211, 120 and 3,007 shares, respectively.

(4) Includes (a) 3,368,416 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner, (b) 65,224 shares owned by such corporation, (c) 1,000,000 shares held by the Knight Foundation, a charitable trust in which Mr. Knight and his spouse are directors, and (d) 950,000 shares held by F.W. Strategic Partners, L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(5) Executive officer listed in the Summary Compensation Table.

(6) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.

(7) Omitted if less than 0.1 percent.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company'sdirectors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 1998 and the two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                Long-term
                                                                               Compensation
                                        Annual Compensation                  ------------------
                         -------------------------------------------------    Stock                  All Other
  Name and Principal                                        Other Annual     Options      LTIP     Compensation
       Position          Year   Salary($)     Bonus($)     Compensation($)    (#)(1)    Payouts       ($)(2)
----------------------   ----   ---------   ------------   ---------------   --------   --------   ------------
Philip H. Knight......   1998   1,104,167            0           --               --        0        574,802(3)
  Chief Executive        1997   1,032,500    1,084,125           --               --       --        696,188
  Officer                1996     939,167      915,688           --               --       --        686,203
Thomas E. Clarke......   1998     816,667            0           --           40,000        0         95,209(4)(5)
  President and          1997     758,333      739,375           --           80,000       --        211,466
  Chief Operating        1996     670,833      603,750           --          140,000       --        331,304
  Officer
Mark G. Parker........   1998     591,667            0           --           35,000        0         91,209(4)(5)
  Vice President         1997     541,667      487,500           --           60,000       --        100,066
  Consumer Product       1996     495,833      409,062           --          120,000       --        126,316
  Marketing
David B. Taylor.......   1998     396,667            0           --           20,000        0         29,334
  Vice President         1997     375,000      309,375           --           40,000       --         67,227
                         1996     347,916      260,937           --           56,000       --         64,227
George T. Porter......   1998     344,775            0           --           50,000        0          6,200
  Vice President         1997          --           --           --               --       --             --
  USA Region             1996          --           --           --               --       --             --

------------
(1) These figures have been adjusted to reflect the 2-for-1 stock split that occurred on October 23, 1996.

(2) Includes contributions by the Company to the 401(K) and Profit Sharing Plan for the fiscal year ended May 31, 1998 in the amount of $9,469 each for Dr. Clarke and Messrs. Parker and Taylor, $5,469 for Mr. Knight, and $4,000 for Mr. Porter. The Company also made matching contributions of $1,200 to the after-tax retirement plan for Messrs. Taylor and Porter. Also includes contributions by the Company to the Deferred Compensation Plan for Messrs. Knight, Clarke, Parker, and Taylor of $69,333, $48,944, $33,047, and $18,665
    respectively.

(3) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(4) Includes above-market interest on deferred compensation for Dr. Clarke and Mr. Parker in the amount of $1,016 and $1,093, respectively, for the 1998 fiscal year.

(5) Pursuant to the terms of certain stock options, in fiscal year 1998 the Company made a cash payment of $.68 per share to Mr. Parker for the exercise of 70,000 of Mr. Parker's stock options in fiscal year 1998 ($47,600) and a cash payment of $1.789 per share to Dr. Clarke for the exercise of 20,000 of Dr. Clarke's stock options in fiscal year 1998 ($35,780).

              OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 1998


                                                                                 Potential Realizable Value
                                                                                   of Assumed Annual Rates
                                          % of Total                                      of Stock Price
                                           Options                                    Appreciation for Option
                              Options     Granted to    Exercise or                           Term(3)
                              Granted    Employees in  Base Price    Expiration   ---------------------------
            Name               (#)(1)    Fiscal year    ($/share)(2)      Date         5%($)          10%($)
            ----              --------   ------------   ------------   ----------   ------------   ------------
Philip H. Knight............       --         --               --            --              --             --
Thomas E. Clarke............   40,000        2.2%          $58.75       7/14/07      $1,478,000     $3,745,200
Mark G. Parker..............   35,000        1.9%          $58.75       7/14/07      $1,293,250     $3,277,050
David B. Taylor.............   20,000        1.1%          $58.75       7/14/07      $  739,000     $1,872,600
George T. Porter............   50,000        2.7%          $54.25       9/22/07      $1,706,000     $4,323,000

------------
(1) All options shown in the table for Messrs. Clarke, Parker and Taylor become exercisable with respect to 25% of the total number of shares on each of July 14, 1998, 1999, 2000, and 2001. Mr. Porter's options become exercisable with respect to 6,250, 6,250, 6,250, and 31,250 on September 22, 1998, 1999,
    2000, and 2001, respectively. All options will become fully exercisable generally upon the approval by the Company's shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) The exercise price is the market price of Class B Stock on the date the options were granted.

(3) Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

              AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED
                 MAY 31, 1998 AND FISCAL YEAR-END OPTION VALUES


                                                      Number of Unexercised      Value of Unexercised In-the-
                                                      Options at Fiscal Year-        Money Options at Fiscal
                          Shares                              End(#)                     Year-End($)(1)
                        Acquired on      Value      ---------------------------   -----------------------------
         Name           Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable    Unexercisable
         ----           -----------   -----------   -----------   -------------   ------------   --------------
Philip H. Knight......        --              --           --             --               --              --
Thomas E. Clarke......    20,000      $1,922,711      463,815        203,473      $15,096,705      $2,789,755
Mark G. Parker........    70,000      $  613,825      232,909        148,399      $ 6,486,346      $1,801,294
David B. Taylor.......    20,000      $1,074,812      413,775         91,389      $14,235,591      $1,115,896


George T. Porter......         0               0            0         50,000                0               0

------------
(1) Based on a fair market value as of May 31, 1998 of $46.00 per share. Values are stated on a pre-tax basis.

                           LONG-TERM INCENTIVE PLANS
                    AWARDS IN FISCAL YEAR ENDED MAY 31, 1998

                                    Performance or Other Period
                                        Until Maturation or
               Name                        Payout(1)(2)           Threshold($)   Target($)   Maximum($)
               ----                 ---------------------------   ------------   ---------   ----------
Philip H. Knight..................       Fiscal Year 1998            40,000       400,000     600,000
Thomas E. Clarke..................       Fiscal Year 1998            20,000       200,000     300,000
Mark G. Parker....................       Fiscal Year 1998            20,000       200,000     300,000
David B. Taylor...................       Fiscal Year 1998            20,000       200,000     300,000
George T. Porter..................       Fiscal Year 1998            20,000       200,000     300,000

------------
(1) The Compensation Plan Subcommittee established a series of performance targets based on fiscal 1998 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants would have been entitled to a payout at the highest percentage level at which both performance targets are met, subject to the Committee's discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 1998 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange. The shares would be restricted for three years thereafter and subject to forfeiture to the Company if the participant ceases to be an employee of the Company for any reason during such three-year period.

(2) Because none of the performance targets were met in fiscal year 1998, there were no LTIP payouts under the above awards.

     Notwithstanding anything to the contrary set forth in any of the Company'sfilings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report on pages 14-19 shall not beincorporated by reference into any such filings and shall not otherwise bedeemed filed under such acts.

PERFORMANCE GRAPH

    The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textiles Indices. The graph assumes an investment of $100 on May 31, 1993 in each of the Company's Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textiles Indices. Each of the indices assumes that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG NIKE, INC., S&P 500 INDEX,
                     S&P SHOES INDEX AND S&P TEXTILES INDEX

S&P
S&P
                        'NIKE, INC.'     S&P 500      FOOTWEAR      TEXTILES
1993                       100.00        100.00        100.00        100.00
1994                        82.70        104.26        85.00         84.04
1995                       112.05        125.31         98.67         85.96
1996                       287.84        160.94        189.50        108.21
1997                       331.75        208.28        223.21        138.86
1998                       267.90        272.20        178.40        165.17

------------
The Standard & Poor's Shoes Index consists of NIKE, Reebok International, Brown Group, Inc. and Stride Rite Corporation. The Standard & Poor's Textiles Index
 consists of Liz Claiborne, Inc., Russell Corp., Fruit of the Loom, Springs Industries, Inc. and VF Corp. The Standard & Poor's Shoe and Textiles Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Shoes Index, the price and returns of NIKE stock affect this index.

    The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

               REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan and the Executive Long-Term Incentive Plan, are made by the Compensation Plan Subcommittee, which is composed of outside directors.

     Executive Compensation Policies and Programs. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

     There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

     Base Pay. Base pay is designed to be competitive, although conservative (generally in the second quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. The executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

     Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee and the Board, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

     Long-Term, Equity-Based Incentive Compensation. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, and awards of restricted stock under the Long-Term Incentive Plan ("LTIP").

     Stock options are awarded with an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Common Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Plan Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

     Under the LTIP, the Compensation Plan Subcommittee has established a series of performance targets corresponding to awards of restricted stock ranging from 10% to 150% of the target awards. The performance targets are currently based on revenues and earnings per share. The Company expects that future awards under the LTIP will be for performance periods of up to three years, in order to provide an incentive to achieve the Company's longer-term performance goals. If performance targets are achieved, the shares of stock issued to executives remain restricted for an additional three years, meaning that the shares are subject to forfeiture if the executive's employment terminates within that period.

     Stock options and awards of restricted stock under the LTIP are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

     Other Plans. The Company maintains combined profit sharing and 401(k) retirement plans, and a Supplemental Executive Savings Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that has historically approximated 1.7% of the Company's earnings. That percentage is determined by the Board of Directors, and in the past five fiscal years has represented a yearly contribution of between 5.07% to 6.94% of each employee's earnings. This retirement plan serves to retain employees and executives, since profit sharing funds do not fully vest until after five years of employment with the Company.

     The Company maintains combined profit sharing and 401(k) retirement plans, and a Deferred Compensation Plan. Under the profit sharing retirement plan, the Company annual contributes to a trust on behalf of employees, including executive officers, an amount that has historically approximated 1.7% of the Company's pre-tax income. For fiscal 1998, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 3.42% of the employee's total salary and bonus up to $160,000, and an additional 0% of the employee's total salary and bonus in excess of approximately $65,400 and below $160,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total salary and bonus exceeds $160,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $160,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 3.42% of their salary and bonus in excess of

$160,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

     Under the 401(k) retirement plan, the Company contributes up to 2.5% of each employee's earnings as a matching contribution for pre-tax amounts deferred into the plan, and up to 0.75% for after-tax amounts deferred into the plan. This matching contribution is invested entirely in NIKE Class B Common Stock, which strengthens the linkage between employee and shareholder interests.

     Annual Reviews. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

     Each year, the Committee, with the President and Human Resources staff, reviews the individual performance of each of the other five most highly compensated executive officers, including the Chief Executive Officer, and the President's recommendations with respect to the appropriate compensation levels and awards. The Compensation Plan Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP and makes stock option grants. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the President and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

     For fiscal year 1998, the Company did not meet the targeted financial performance objectives set for named executive officers under the Executive Performance Sharing Plan. This resulted from weakness in demand for sports and fitness products in the Asia Pacific and U.S. regions, reducing total revenues and earnings. However, the Company's competitive position in the industry remained strong. Because the Company did not meet financial targets, the named executive officers received no bonuses under the Executive Performance Sharing Plan and no payouts under the LTIP.

     Chief Executive Officer. In reviewing Mr. Knight's performance, the Committee focused primarily on the Company's performance in fiscal year 1998, which resulted lower earnings compared to the previous fiscal year's record performance. The Committee noted continued progress toward the achievement of various strategic objectives such as infrastructure expansion and development of international markets. The Committee also considered the other factors and considerations described above. Consistent with the plans, Mr. Knight received no bonus under the Executive Performance Sharing Plan and no award under the LTIP. The Committee did not increase Mr. Knight's base salary for the 1999 fiscal year.

     Mr. Knight's position as a founder of and a substantial shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

     Section 162(m) of the Internal Revenue Code. In 1995 shareholders adopted the Executive Performance Sharing Plan, and in 1997 shareholders approved the stock option plan and the LTIP. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers.

Members of the Personnel Committee:
        Ralph D. DeNunzio, Chairman
        Jill K. Conway*
        John E. Jaqua*
        John R. Thompson, Jr.
------------
* Also members of the Compensation Plan Subcommittee.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 1998, are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, and paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $407,986 for services rendered pursuant to an endorsement contract. The Company expects to pay Mr. DeNunzio or his firm, and Mr. Thompson or his firm for additional consulting work that may be performed by them for the Company during fiscal 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     An agreement between the Company and President and Chief Operating Officer, Dr. Thomas E. Clarke contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of his last monthly salary. The agreement provides further that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to his last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

     The Company has a similar agreement with Vice President Mark G. Parker that extends from one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     During the fiscal year ended May 31, 1998, the Company paid the law firm of Bullivant, Houser, Bailey, of which director Douglas G. Houser is a partner, approximately $13,503 for services rendered. During the same period, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $100,000 for financial consulting services, paid Robanna, Inc., which is owned by director John R. Thompson, Jr., $407,986 for services rendered pursuant to an endorsement contract, and paid Mr. Hayes $23,833 for consulting services. The Company expects to pay Mr. Houser, or his law firm, Mr. DeNunzio, or his firm, Mr. Thompson, or his firm, and Mr. Hayes for additional legal and consulting services that may be performed by them for the Company during fiscal year 1999.

     Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 1998, Mr. Knight reimbursed the Company $78,278 for NIKE's operating costs related to his personal use of this aircraft.

INDEBTEDNESS OF MANAGEMENT

     In 1994 the Company loaned $500,000 at 5.65% per annum to President Thomas
E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                   PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company's consolidated financial statements for the fiscal year May 31, 1999 and to render other professional services as required.

     The appointment of PricewaterhouseCoopers is being submitted to shareholders for ratification.

     Price Waterhouse has served as independent accountants to the Company since 1971. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and are expected to be available to respond to questions.

                                   PROPOSAL 3

                              SHAREHOLDER PROPOSAL

     The Amalgamated Bank of New York LongView Collective Investment Fund, of 11-15 Union Square, New York, New York 10003, a holder of 74,000 shares of Class B Common Stock, submitted the following resolution for the reasons stated:

     RESOLVED that the shareholders urge the Board of Directors to adopt a policy that no Board members shall serve on the Personnel Committee or its Compensation Plan Subcommittee unless he or she is an independent director. For these purposes, the board is requested to define an "independent director" as one who:

     - has not been employed by Nike or an affiliate in an executive capacity;

     - has not been a member of a corporation or firm that is one of Nike's paid advisers or consultants;

     - has not been employed by a significant customer of or supplier to Nike;

     - has not had personal services contracts with Nike or one of its affiliates;

     - has not been employed by a foundation or university that receives significant grants or endowments from Nike;

     - is not a relative of an executive of Nike or one of its affiliates:

     - has not been part of an interlocking directorate in which the CEO or other executive officer of Nike serves on the board of another corporation that employs that director; and

     - does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director.

  Supporting Statement

     This proposal proposes for the Board's Personnel Committee and its Compensation Plan Subcommittee a standard of independence that will permit objective decision making on compensation issues. Although Nike requires that directors meet a minimal standard of independence to serve on the Personnel Committee, we do not view that standard as sufficient to ensure that a director is free of relationships that could diminish his or her independent judgment.

     Currently, there are two directors on the Personnel Committee who would not meet the standard of independence set forth above:

     - John Thompson, head basketball coach of Georgetown University, has substantial financial ties to Nike. Mr. Thompson has an endorsement contract with Nike that has provided $2.3 million in fees since 1991. In 1997, a company owned by Mr. Thompson received over $350,000 in endorsement fees from Nike.

     - Ralph DeNunzio is president of Harbor Point Associates, a firm that has received nearly $1 million in consulting fees from Nike since 1991. Last year, Harbor Point received a $100,000 contract from Nike.

     In our view, these relationships with Messrs. Thompson and DeNunzio present at least the appearance of a conflict of interest, and shareholders would be best served if Committee members were truly independent.

     We regard director independence as especially important in light of the large compensation packages awarded to Nike executives, as well as the fact that Nike's recent stock price reflects a 30% drop in value from its 52-week high.

     We urge you to vote FOR this resolution.

MANAGEMENT'S RESPONSE:

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 3.

     The Board of Directors believes that the proposal is unnecessary for all practical purposes. While the Personnel Committee determines base salaries for the named executive officers, all major incentive plans in which executive officers participate are administered by an independent subcommittee of the Personnel Committee, known as the Compensation Plan Subcommittee. The Personnel Committee does not administer these plans.

     The Subcommittee is composed of directors who already meet the standard of independence advocated by the proponent. NIKE's 1990 Stock Incentive Plan (stock option plan), the Performance Sharing Plan (performance bonus plan) and the Long-Term Incentive Plan are all governed by the Subcommittee. The Subcommittee is made up of the same independent directors now as when two of the plans were approved by shareholders by overwhelming majorities. Messrs. Thompson and DeNunzio, who are of particular concern to the proponents, have never served on the Subcommittee, and will not while they are performing substantial consulting services for NIKE.

     Furthermore, the Board believes the proponent's concern over potential conflicts of interest with respect to incentive plans is already more than adequately addressed by federal law. The current policy of complying with IRS and SEC rules is more than sufficient to assure the directors serving on the Compensation Plan Subcommittee are independent.

     As stated in the Report of the Personnel Committee contained in this proxy statement, it is NIKE's policy to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) requires that directors administering performance-based compensation plans must qualify as "outside directors." A director may not be an employee or former employee still receiving compensation, and may not be an executive officer or former executive officer. A director also may not receive either direct or indirect remuneration from NIKE in any capacity other than as a director. All directors serving on the Subcommittee qualify as "outside directors" under Section 162(m).

     It is also NIKE's long-standing policy to administer stock-based plans in accordance with the requirements of Rule 16b-3 adopted by the Securities and Exchange Commission (the "SEC"). This rule requires the committee administering such plans to consist of "non employee directors." In order to qualify as a non employee director, a director may not be employed by the Company, may not receive compensation of $60,000 or more from NIKE in any capacity other than as a director, and may not possess an interest in any other transaction involving NIKE which is required to be disclosed in this proxy statement as a related party transaction. All directors serving on the Subcommittee qualify as "non employee directors" under SEC Rule 16b-3.

     NIKE's Compensation Plan Subcommittee meets all legal requirements for independence. The proponent simply prefers an additional standard. The Board believes that the standards established by IRS and the SEC are more than sufficient to assure that the Subcommittee is composed of directors who are independent and free from relationships which could diminish the exercise of independent judgment.

     Finally, with respect to the broader Personnel Committee, its independence has been carefully reviewed by the Board of Directors. The Board believes that the proponent's proposed definition of an "independent director" would unnecessarily impair the ability of the Company to secure prominent, successful, and capable individuals to serve as members of the Committee.(1) The Board believes that excluding such valuable contributors would do nothing to enhance the wisdom or independence of the Personnel Committee.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 3.

     Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 3 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as "no" votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

                                   PROPOSAL 4

                              SHAREHOLDER PROPOSAL

     Ms. Jeanne Henry, 3290 S.E. Harrison Street, Portland Oregon 97214, a holder of 45 shares of Class B Common Stock, submitted the following resolution for the reasons stated:

  Review of Executive Compensation

     WHEREAS: We believe that financial, social, and environmental criteria should be taken into account in setting compensation packages for corporate officers. Public scrutiny on compensation is reaching a new intensity, with serious concerns being expressed about the widening chasm between salaries of top corporate officers and their employees. Concerns include:

     - Increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Among 365 U.S. companies, the average CEO salaries

---------------

(1) For example, Mr. DeNunzio's consulting fees resulted from the fact that NIKE utilized his business expertise in analyzing many major transactions outside his normal director's duties, and the Company believes that he should be compensated (above the $18,000 retainer paid to all directors) for his services. If the Company utilized the resources of an investment banking firm for this analysis, the fees would have been substantially greater. Similarly, NIKE has utilized Mr. Thompson's consulting services as a coach of the Georgetown University basketball program for the same reasons that Mr. Thompson was invited to join the Board: his exceptional experience in the field of sports and his understanding of labor issues. In any event, neither of these individuals administer any of NIKE's performance-based bonus or stock plans.

    and bonuses increased 39% in 1997. With stock options and other forms of compensation, the increase rose to 54%. Profits rose only one-fifth that rate at 11%, and U.S. Factory employee's pay rose only 3%, lagging behind a 3.3% rise in inflation (Business Week, April 21, 1997).

     - In 1996, U.S. CEOs earned on average 209 times the average U.S. factory worker's pay, a dramatic rise from the 42 times reported in 1980.

     - The discrepancy between wages is even greater between U.S. executives and Asian factory workers. In 1997, Nike's CEO earned 5,273 times the annual pay of an Indonesian shoe factory worker.

     - Nike's code of conduct requires that workers in its subcontracted factories earn at least minimum wage, but minimum wage overseas is often calculated below subsistence levels. In Indonesia, while minimum wage was calculated at 90% of subsistence for one person, the wage is often crucial to the subsistence of an entire family.

     - The Asian economic crisis has dramatically reduced the purchasing power of many of the workers who make Nike products. The monthly minimum wage in Indonesia is now a mere $34.50. Inflation is likely to reach 50% in 1998, further reducing workers' purchasing power.

     - Nike's first quarter 1998 profits dropped 69%, sales dropped 17%, thousands have been laid off, and stocks have been dropping. Meanwhile, Nike's CEO compensation has increased.

     THEREFORE BE IT RESOLVED that Nike institute an Executive Compensation Review and prepare a report to shareholders by Fall 1999 that includes ways to link executive compensation more closely to financial performance and to a reasonable ratio between executives and the lowest wages for factory workers in the U.S. and overseas. In addition, the report should include a review of the possibility of a cap on executive compensation.

     SUPPORTING STATEMENT: As we are increasingly operating as a global company, it is necessary that we seriously address the issues that arise in using global labor markets. We are concerned with the rising wage-gap between corporate executives and factory workers both in the U.S. and abroad. Furthermore, in a time of decreasing stock values, we believe that it would be advantageous for Nike to more closely link executive compensation to financial performance.

     We urge shareholders to endorse such an initiative by voting for this resolution.

MANAGEMENT'S RESPONSE:

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 4.

     The Board shares the proponent's concern about fair wages for employees of footwear contractors. The problems with a minimum wage are not isolated to developing countries. For example, few people would contend that the minimum wage in the United States is enough to support a family of four. Yet millions in the U.S. receive the minimum wage for lower skilled and entry-level jobs.

     In fact, studies from institutions such as C.A.R.E., the World Bank (in cooperation with the Vietnam Ministry of Planning and Industry), and the Dartmouth College School of Business continue to confirm that NIKE contract factory workers are compensated in the top 25% of all income earners in Vietnam and Indonesia. Moreover, wages rise with industrialization. As shown by NIKE's production experience in the former developing countries of Japan, Korea, and Taiwan, rapid improvements in infrastructure, living standards, worker skill and education resulting from industrialization invariably cause market wages to rise. And NIKE's footwear contractors keep pace.

     Additionally, NIKE's many initiatives over the past several years demonstrate that NIKE seeks constant improvement in labor practices. The Company has a strict program of requiring overseas footwear contractors to pay the market wage, which can never be less than the minimum wage. NIKE has an aggressive independent monitoring program to help assure compliance. But NIKE realizes that unique situations sometimes require special action. For example, in response to the declining purchasing value of Indonesian currency, and the impact it was having on workers, NIKE required its factory partners to immediately increase wages 15%. In all instances, NIKE seeks to have the best labor practices in the industry.

     Regarding executive pay, the Board of Directors believes that the Company already has in place an effective system that ties executive compensation closely to NIKE's financial performance. Over the past 3 years, shareholders have adopted and NIKE has implemented risk-based compensation plans that are overwhelmingly weighted toward paying for performance.(1)

     The Board firmly believes that the pay-for-performance policy, explained in more detail in the Report of the Personnel Committee on page 15 and as demonstrated by wage studies reviewed by the Company, results in total compensation paid to executives which is reasonable and competitive with other consumer product companies that vie for executive talent.

     The proponent implies that disappointing financial performance has resulted in an increase in pay for NIKE executives. Nothing could be further from the truth. The base salary of CEO Philip Knight was increased a modest 6.2% in June 1997 as a result of record-breaking performance of the Company in fiscal year 1997. But, consistent with pay-for-performance, he received no salary increase this year.

     In fact, because the Company's financial performance did not meet the high goals set for fiscal year 1998, none of the executive officers received any performance bonus, any Long-Term incentive payment, or a raise in salary. Moreover, stock options awarded to executives in 1996 and 1997 currently have little or no value due to the depressed price of the stock. The Board believes that executive pay could not be more clearly tied to Company performance.

     The Board of Directors believes that the proponent's last suggestion to determine executive pay with an unspecified, arbitrary "cap" or "ratio" would be counterproductive to achieving the goals of shareholders. Any method not based on the job market, competitors, individual performance, or NIKE's performance would impair NIKE's ability to attract and retain qualified leaders who are essential to the Company's success. More important, limitations on risks and rewards would not provide incentives for executives to increase shareholder return.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 4.

---------------

(1) The Executive Performance Sharing Plan (adopted in 1995), the Stock Incentive Plan (adopted 1997), and the Long-Term Incentive Plan (adopted
    1997), all provide incentives such that if performance targets are not met, or the price of the Company's stock does not rise, executives receive no compensation. For example, under the Executive Performance Sharing Plan, between 33% and 55% of executives' total cash compensation can be paid only if the Company achieves performance targets.

     Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 4. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 4 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as "no" votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting of shareholders must be received by NIKE at One Bowerman Drive, Beaverton, Oregon 97005-6453, Attention: John F. Coburn III, Assistant General Counsel of NIKE, on or before April 15, 1999 in order to be eligible for inclusion. A proposal by a shareholder submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934 must be received by NIKE at the above address on or before June 29, 1998, or it will be considered untimely.

                                 OTHER MATTERS

     As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment. The Company's bylaws prescribe that a shareholder may bring matters before an annual meeting only if such shareholder has given the Company advance written notice of such matters. For purposes of the 1999 Annual Meeting, such notice must be received 60 days before the meeting by John F. Coburn III, Assistant General Counsel of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453.

     A COPY OF NIKE'S 1998 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, NIKE, INC., ONE BOWERMAN DRIVE, BEAVERTON, OREGON 97005-6453.

                                          For the Board of Directors

                                          JOHN E. JAQUA
                                          Secretary

                                     ANNUAL
                                    MEETING
                                      AND
                                PROXY STATEMENT

                            ------------------------

                               SEPTEMBER 23, 1998

                               MEMPHIS, TENNESSEE
                            ------------------------

                                      LOGO

                                     (LOGO)

               This proxy statement is printed on recycled paper

P
                                   NIKE, INC.
R
                           CLASS A COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X           FOR THE 1998 MEETING OF SHAREHOLDERS--SEPTEMBER 23, 1998

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 23, 1998, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:                 (change of address/comments)
Ralph D. DeNunzio; Richard K. Donahue;
Douglas G. Houser; John E. Jaqua;                ----------------------------
Philip H. Knight; Kenichi Ohmae;                 ----------------------------
Charles W. Robinson; Michael Spence;             ----------------------------
John R. Thompson, Jr.                            ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH      SEE
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.     REVERSE
THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS       SIDE
CARD.

-------------------------------------------------------------------------------
    Please mark your
 X  votes as in this                                                      9317
    example.                                                       ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, AND AGAINST PROPOSALS 3 & 4.
THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

-------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE        THE BOARD OF DIRECTORS
              FOR PROPOSAL 2.                   RECOMMENDS A VOTE AGAINST
                                                    PROPOSALS 3 & 4.
------------------------------------------------------------------------------

1. Election of Directors                FOR     WITHHELD
   (see reverse)                        [_]       [_]

For, except vote withheld from
the following nominee(s):

------------------------------

                                        FOR     AGAINST     ABSTAIN

2. Proposal to ratify the
   appointment of Price
   Waterhouse as independent
   accountants.                         [_]       [_]          [_]

3. Shareholder proposal regarding
   independence standard.               [_]       [_]          [_]

4. Shareholder proposal regarding
   executive compensation.              [_]       [_]          [_]



                                        Mark here for address change
                                        and note on reverse side.       [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)


--------------------------------------------------------------------------------
P
                                   NIKE, INC.
R
                           CLASS B COMMON STOCK PROXY
O
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X           FOR THE 1998 MEETING OF SHAREHOLDERS--SEPTEMBER 23, 1998

Y

The undersigned hereby appoints Philip H. Knight, Thomas E. Clarke and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated below, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 23, 1998, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Election of Directors, Nominees:                    (change of address/comments)
William J. Bowerman; Thomas E. Clarke;
Jill K. Conway; and Delbert J. Hayes                ----------------------------
                                                    ----------------------------
                                                    ----------------------------
                                                    ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH      SEE
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.     REVERSE
THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS       SIDE
CARD.

--------------------------------------------------------------------------------
    Please mark your
 X  votes as in this                                                      9316
    example.                                                       ----

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, AND AGAINST PROPOSALS 3 & 4.
THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE        THE BOARD OF DIRECTORS
              FOR PROPOSAL 2.                   RECOMMENDS A VOTE AGAINST
                                                    PROPOSALS 3 & 4.
--------------------------------------------------------------------------------

1. Election of Directors                FOR     WITHHELD
   (see reverse)                        [_]       [_]

For, except vote withheld from
the following nominee(s):

------------------------------


                                        FOR     AGAINST     ABSTAIN

2. Proposal to ratify the
   appointment of Price
   Waterhouse as independent
   accountants.                         [_]       [_]          [_]

3. Shareholder proposal regarding
   independence standard.               [_]       [_]          [_]

4. Shareholder proposal regarding
   executive compensation.              [_]       [_]          [_]

                                        Mark here for address change
                                        and note on reverse side.       [_]

SIGNATURE(S) _______________________DATE ______________________________________
(Please date and sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

--------------------------------------------------------------------------------